Exhibit 10.1

AMENDED AND RESTATED MANAGEMENT AGREEMENT

This AMENDED AND RESTATED MANAGEMENT AGREEMENT (this “Management Agreement”), dated as of May 23, 2016, is made and entered into by and among JERNIGAN CAPITAL, INC., a Maryland corporation, (the “Company”), JERNIGAN CAPITAL OPERATING COMPANY LLC (f/k/a Jernigan Capital Operating Partnership LP, a Delaware limited liability company) (the “Operating Company”) and JCap Advisors, LLC, a Delaware limited liability company (the “Manager”).

WITNESSETH:

WHEREAS, the Company is a corporation operating in a manner that qualifies for election as a real estate investment trust (“REIT”) for U.S. federal income tax purposes and that intends to make such election;

WHEREAS, the Operating Company is a wholly owned subsidiary of the Company;

WHEREAS, the Company and each of its Subsidiaries, including the Operating Company, effective April 1, 2015, engaged the Manager to provide certain management and advisory services to them on the terms and conditions hereinafter set forth, and the Manager has continuously provided such services since that time in compliance with this Agreement; and

WHEREAS, the parties desire to amend and restate this Agreement to conform to changes in the Operating Company’s legal structure and to clearly express the original intent of the parties with respect to Internalization as set forth in Section 17 of this Agreement.

NOW, THEREFORE, for the mutual promises made herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree to amend and restate this Management Agreement as follows:

Section 1. Definitions. The following terms have the following meanings assigned to them:

(a)          “Affiliate” means with respect to any Person, (i) any other Person directly or indirectly controlling, controlled by, or under common control with such other Person, (ii) any executive officer, general partner or employee of such Person, (iii) any member of the board of directors or board of managers (or bodies performing similar functions) of such Person, and (iv) any legal entity for which such Person acts as an executive officer or general partner.

(b)          “Agreement” means this Management Agreement, as amended, restated or supplemented from time to time.

(c)          “Bankruptcy” means with respect to any Person, (a) the filing by such Person of a voluntary petition seeking liquidation, reorganization, arrangement or readjustment, in any form, of its debts under Title 11 of the United States Code or any other federal, state or foreign insolvency law, or such Person’s filing an answer consenting to or acquiescing in any such petition, (b) the making by such Person of any assignment for the benefit of its creditors, (c) the expiration of 90 days after the filing of an involuntary petition under Title 11 of the Unites States Code, an application for the appointment of a receiver for a material portion of the assets of such Person, or an involuntary petition seeking liquidation, reorganization, arrangement or readjustment of its debts under any other federal, state or foreign insolvency law, provided that the same shall not have been vacated, set aside or stayed within such 90-day period or (d) the entry against it of a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereinafter in effect.

(d)          “Base Management Fee” means an amount equal to 0.375% of the Company stockholders’ equity (a 1.5% annual rate) calculated and payable quarterly in arrears in cash.

For purposes of calculating the base management fee, the Company stockholders’ equity means: (a) the sum of (i) the net proceeds from all issuances of the Company’s equity securities since inception (allocated on a pro rata daily basis for such issuances during the fiscal quarter of any such issuance), plus (ii) the Company’s retained earnings at the end of the most recently completed fiscal quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods); less (b) any amount that the Company pays to repurchase the Common Stock since inception; provided that if the Company’s retained earnings are in a net deficit position (following any required adjustments set forth below), then retained earnings shall not be included in stockholders’ equity. Stockholders’ equity also excludes any unrealized gains and losses and other non-cash items that have impacted stockholders’ equity as reported in the Company’s financial statements prepared in accordance with accounting principles generally accepted in the United States, or GAAP, and one-time events pursuant to changes in GAAP (such as a cumulative change to the Company’s operating results as a result of a codification change pursuant to GAAP), and certain non-cash items not otherwise described above (such as depreciation and amortization), in each case after discussions between the Company’s Manager and the Independent Directors and approval by a majority of the Independent Directors.

(e)          “Board of Directors” means the Board of Directors of the Company.

(f)           “Business Day” means any day except a Saturday, a Sunday or a day on which banking institutions in New York, New York are not required to be open.

(g)          “Code” means the Internal Revenue Code of 1986, as amended.

(h)          “Common Stock” means the common stock, par value $0.01, of the Company.

(i)          “Company Account” shall have the meaning set forth in Section 5 of this Agreement.

(j)          “Core Earnings” means net income (loss) determined under accounting principles generally accepted in the United States of America, or GAAP, plus non-cash equity compensation expense, the incentive fee, depreciation and amortization (to the extent that the Company forecloses on any facilities underlying the Company’s target investments), any unrealized losses or other non-cash expense items reflected in GAAP net income (loss), less any unrealized gains reflected in GAAP net income. The amount will be adjusted to exclude one-time events pursuant to changes in GAAP and certain other non-cash charges after discussions between the Manager and the Independent Directors and after approval by a majority of the Independent Directors.

(k)          “Covered Person” shall have the meaning set forth in Section 12(a) of this Agreement.

(l)          “Effective Termination Date” shall have the meaning set forth in Section 13(a) of this Agreement.

(m)         “Excess Funds” shall have the meaning set forth in Section 2(l) of this Agreement.

(n)          “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)          “Expenses” shall have the meaning set forth in Section 10(a) of this Agreement.

(p)          “GAAP” means generally accepted accounting principles, as applied in the United States.

(q)          “Governing Instruments” means, with regard to any entity, the articles of incorporation and bylaws in the case of a corporation, certificate of limited partnership (if applicable) and the partnership agreement in the case of a general or limited partnership, the articles of formation and the operating agreement in the case of a limited liability company, the trust instrument in the case of a trust, or similar governing documents, in each case as amended from time to time.

(r)          “Incentive Fee” means an amount, not less than zero, determined pursuant to the following formula:

IF = .20 times (A minus (B times .08)) minus C

In the foregoing formula:

(i)          “A” equals the Company’s Core Earnings for the previous 12-month period;

(ii)         “B” equals (A) the weighted average of the issue price per share to the public of the Common Stock of all of the Company’s public offerings of the Common Stock, multiplied by (B) the weighted average number of all shares of the Common Stock outstanding (including any restricted stock units and any restricted stock shares of the Company’s Common Stock in the previous 12-month period and shares of the Common Stock which may be issued upon the conversion of any outstanding units of the Operating Company); and

(iii)        “C” equals the sum of any incentive fees earned by the Manager with respect to the first three fiscal quarters of such previous 12-month period.

; provided, however, that no incentive fee shall be paid with respect to any fiscal quarter unless cumulative annual stockholder total return for the four most recently completed fiscal quarters is greater than 8%. Any computed incentive fee earned but not paid because of the foregoing hurdle will accrue until such 8% cumulative annual stockholder total return is achieved. The total return for this purpose will be calculated by adding stock price appreciation (based on the volume-weighted average of the closing price of the Company’s Common Stock on the NYSE (or other applicable trading market) for the last ten consecutive trading days of the applicable computation period minus the volume-weighted average of the closing market price of the Company’s Common Stock for the last ten consecutive trading days of the period immediately preceding the applicable computation period) plus dividends per share of Common Stock paid during such computation period, divided by the volume-weighted average of the closing market price of the Company’s Common Stock for the last ten consecutive trading days of the period immediately preceding the applicable computation period.

(s)          “Independent Directors” means the members of the Board of Directors who are not officers or employees of the Manager or any Person directly or indirectly controlling or controlled by the Manager, and who are otherwise “independent” in accordance with the NYSE’s corporate governance listing standards (or the rules of any other national securities exchange on which the Common Stock is listed).

(t)          “Initial Public Offering” means the Company’s sale of the Common Stock to the public through underwriters pursuant to the Company’s Registration Statement on Form S-11 (No. 333-202219)

(u)          “Initial Term” shall have the meaning set forth in Section 13(a) of this Agreement.

(v)         “Internalization Formulas” means (i) the Manager’s earnings before interest, taxes, depreciation and amortization (adjusted for unusual, extraordinary and non-recurring charges and expenses), or “EBITDA” (excluding any reimbursements from the Company), annualized based on the most recent quarter ended, multiplied by a specific multiple, or EBITDA Multiple, set forth below depending on the Company’s achieved total annual return, and (ii) the Company’s equity market capitalization multiplied by a specific percentage, or Capitalization Percentage, set forth below depending on the Company’s achieved total return.

For purposes of the computations above, the EBITDA Multiple and Capitalization Percentage, respectively, for specific levels of total return are (i) 5.0 and 5.0% if total return is less than 8.0%; (ii) 5.5 and 5.5% if total return is at least 8.0% and not more than 12.0%; and (iii) 6.0 and 6.0% if total return is greater than 12.0%. For purposes of the foregoing computation, total return will be calculated by adding (i) the difference (if any, but not a negative number) between the volume-weighted average of the closing price per share of the Common Stock on the NYSE (or other applicable trading market) for the last ten consecutive trading days of the computation period and the Initial Public Offering price per share (taking into account any stock splits, subdivisions, or reclassifications), plus (ii) dividends per share paid in respect of the Common Stock since the Initial Public Offering, dividing the result by the number of full months elapsed since the Initial Public Offering, and multiplying the result by 12.

(w)          “Internalization Price” has the meaning set forth in Section 17(e) of this Agreement.

(x)          “Internalization Transaction” means a transaction in which the Manager contributes to the Operating Company all of the assets of the Manager including, without limitation, all furniture, fixtures, leasehold improvements, contract rights, computer software, employment and customer relationships, goodwill, going concern value, other identifiable intangible assets and other business assets then owned by the Manager, or, in the alternative, the equity owners of the Manager contribute to the Operating Company 100% of the outstanding equity interests in the Manager.

(y)          “Investment Company Act” means the Investment Company Act of 1940, as amended.

(z)          “Investment Committee” shall have the meaning set forth in Section 2(k) of this Agreement.

(aa)         “Investment Guidelines” shall have the meaning set forth in Section 2(b)(i) of this Agreement.

(bb)         “Investments” means the investments of the Company and the Subsidiaries.

(cc)         “Manager Change of Control” means the sale, lease, transfer or other disposition, in one or a series of related transactions, of interests in the Manager which will transfer to any Person other than an Affiliate of the Company the power to direct or control the Manager; provided, however, that Manager Change of Control shall not include (i) any public offering of the equity interests of the Manager, or (ii) any assignment of this Agreement by the Manager as permitted hereby and in accordance with the terms hereof.

(dd)         “Monitoring Services” shall have the meaning set forth in Section 2(b) of this Agreement.

(ee)         “Notice of Proposal to Negotiate” shall have the meaning set forth in Section 13(a) of this Agreement.

(ff)         “NYSE” means the New York Stock Exchange.

(gg)         “OC Units” means units of limited liability company interests in the Operating Company.

(hh)       “Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

(ii)         “Portfolio Management Services” shall have the meaning set forth in Section 2(b) of this Agreement.

(jj)         “REIT” shall have the meaning set forth in the recitals of this Agreement.

(kk)        “Renewal Term” shall have the meaning set forth in Section 13(a) of this Agreement, with the last day of the last Renewal Term being March 31, 2023.

(ll)          “SEC” means the U.S. Securities and Exchange Commission.

(mm)      “Securities Act” means the Securities Act of 1933, as amended.

(nn)       “Subsidiary” means a corporation, limited liability company, partnership, joint venture or other entity or organization of which: (a) the Company or any other subsidiary of the Company is a general partner or managing member; or (b) voting power to elect a majority of the board of directors, trustees or others performing similar functions with respect to such entity or organization is held by the Company or by any one or more of the Company’s subsidiaries. Initially, the only Subsidiary shall be the Operating Company.

(oo)       “Target Assets” means the types of investments described under “Business—Our Investment Strategy” and “Business—Target Investments” in the Company’s prospectus dated  March 26, 2015, relating to the Initial Public Offering, subject to, and including any changes to the Investment Guidelines that may be approved by the Manager and the Board of Directors from time to time.

(pp)       “Termination Fee” shall have the meaning set forth in Section 13(b) of this Agreement.

(qq)       “Termination Notice” shall have the meaning set forth in Section 13(a) of this Agreement.

(rr)         “Treasury Regulations” means the regulations promulgated under the Code, as amended from time to time.

(ss)        The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.

(tt)         The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms. The words include, includes and including shall be deemed to be followed by the phrase “without limitation.”

Section 2. Appointment and Duties of the Manager.

(a)          The Company and each of its Subsidiaries hereby appoint the Manager to (i) manage the Investments and day-to-day operations of the Company and each of its Subsidiaries subject to the terms and conditions set forth in this Agreement. The Manager hereby agrees to use its commercially reasonable efforts to perform each of the duties set forth herein. The appointment of the Manager shall be exclusive to the Manager except to the extent that the Manager otherwise agrees, in its sole and absolute discretion, and except to the extent that the Manager elects, in accordance with the terms of this Agreement, to cause the duties of the Manager hereunder to be provided by third parties.

(b)          The Manager, in its capacity as manager of the Investments and the day-to-day operations of the Company and its Subsidiaries, at all times will be subject to the supervision of the Board of Directors, and the Manager will have only such functions and authority as the Company may delegate to it including, without limitation, managing the Company’s business affairs in conformity with the Investment Guidelines and policies that are approved and monitored by the Board of Directors. The Company and the Manager hereby acknowledge the recommendation by the Manager and the approval by the Board of Directors, of the Investment Guidelines, including the Company’s investment strategy in the Target Investments. The Company and the Manager hereby acknowledge and agree that, during the term of this Agreement, any proposed changes to the Company’s investment strategy that would modify or expand the Target Investments may only be recommended by the Manager and shall require the approval of the Board of Directors and the Manager. The Manager will be responsible for the day-to-day operations of the Company and the Subsidiaries and will perform (or cause to be performed) such services and activities relating to the assets and operations of the Company and the Subsidiaries as may be appropriate, including, without limitation:

(i)          serving as consultant to the Company and the Subsidiaries with respect to the periodic review of the investment guidelines and other parameters for the Investments, financing activities and operations, which review shall occur no less often than annually, any modification to which shall be approved by a majority of the Independent Directors (such guidelines as initially approved and attached hereto as Exhibit A, as the same may be modified, supplemented or waived with such approval, the “Investment Guidelines”);

(ii)         representing and making recommendations to the Company and the Subsidiaries in connection with the origination and finance of, and commitment to originate and finance, commercial mortgage loans on and related equity interests in self-storage facilities (including on a portfolio basis), including conducting loan underwriting and the execution of loan transactions, as well as the purchase of real estate-related debt securities and other real estate-related assets, and the sale and commitment to sell such assets;

(iii)        identifying, investigating, analyzing and selecting possible investment opportunities and originating, acquiring, financing, retaining, selling, restructuring or disposing of Investments consistent with the Investment Guidelines;

(iv)        with respect to prospective purchases, sales or exchanges of Investments, conducting negotiations on behalf of the Company and the Subsidiaries with sellers, purchasers and brokers and, if applicable, their respective agents and representatives;

(v)         negotiating and entering into, on behalf of the Company and the Subsidiaries, bank credit facilities, repurchase agreements, interest rate swap agreements and all other agreements and instruments required for the Company and the Subsidiaries to conduct its business;

(vi)        engaging and supervising, on behalf of, and at the expense of, the Company and the Subsidiaries, independent contractors that provide investment banking, securities brokerage, mortgage brokerage and other financial services, due diligence services, underwriting review services, legal and account services, and all other services (including transfer agent and registrar services) as may be required relating to the Investments (or potential Investments);

(vii)       coordinating and managing operations of any joint venture or co-investment interests held by the Company and the Subsidiaries and conducting all matters with the joint venture or co-investment partners;

(viii)      providing executive and administrative personnel, office space and office services required in rendering services to the Company and the Subsidiaries;

(ix)         administering the day-to-day operations and performing and supervising the performance of such other administrative functions necessary to the management of the Company and the Subsidiaries as may be agreed upon by the Manager and the Board of Directors, including, without limitation, services in respect of any equity incentive plans of the Company, the collection of revenues and the payment of debts and obligations of the Company and the Subsidiaries and maintenance of appropriate computer services to perform such administrative functions;

(x)          communicating on behalf of the Company and the Subsidiaries with the holders of any of their equity or debt securities as required to satisfy the reporting and other requirements of any governmental bodies or agencies or trading markets and to maintain effective relations with such holders, including website maintenance, logo design, analyst presentations, investor conferences and annual meeting arrangements;

(xi)         counseling the Company in connection with policy decisions to be made by the Board of Directors;

(xii)        evaluating and recommending to the Board of Directors hedging strategies and engaging in hedging activities on behalf of the Company and the Subsidiaries, consistent with such strategies as modified from time to time, while maintaining the Company’s qualification as a REIT and within the Investment Guidelines;

(xiii)       counseling the Company regarding the maintenance of its qualification as a REIT and monitoring compliance with the various REIT qualification tests and other rules set out in the Code and Treasury Regulations thereunder and using commercially reasonable efforts to cause the Company to qualify for taxation as a REIT;

(xiv)      counseling the Company and the Subsidiaries regarding the maintenance of their exemptions from the status of an investment company required to register under the Investment Company Act, monitoring compliance with the requirements for maintaining such exemptions and using commercially reasonable efforts to cause them to maintain such exemptions from such status;

(xv)       furnishing reports and statistical and economic research to the Company and the Subsidiaries regarding their activities and services performed for the Company and the Subsidiaries by the Manager;

(xvi)      monitoring the operating performance of the Investments and providing periodic reports with respect thereto to the Board of Directors, including comparative information with respect to such operating performance and budgeted or projected operating results;

(xvii)     investing and reinvesting any money and securities of the Company and the Subsidiaries (including investing in short-term Investments pending investment in other Investments, payment of fees, costs and expenses, or payment of dividends or distributions to stockholders and partners of the Company and the Subsidiaries) and advising the Company and the Subsidiaries as to their capital structure and capital raising;

(xviii)    causing the Company and the Subsidiaries to retain qualified accountants and legal counsel, as applicable, to assist in developing appropriate accounting procedures and systems, internal controls and other compliance procedures and testing systems with respect to financial reporting obligations and compliance with the provisions of the Code applicable to REITs and, if applicable, TRSs, and to conduct quarterly compliance reviews with respect thereto;

(xix)       assisting the Company and the Subsidiaries in qualifying to do business in all applicable jurisdictions and to obtain and maintain all appropriate licenses;

(xx)        assisting the Company and the Subsidiaries in complying with all regulatory requirements applicable to them with respect to their business activities, including preparing or causing to be prepared all financial statements required under applicable regulations and contractual undertakings and all reports and documents, if any, required under the Exchange Act, the Securities Act, or by the NYSE;

(xxi)       assisting the Company and the Subsidiaries in taking all necessary action to enable them to make required tax filings and reports, including soliciting stockholders for all information required by the provisions of the Code and Treasury Regulations applicable to REITs;

(xxii)      placing, or arranging for the placement of, all orders pursuant to the Manager’s investment determinations on behalf of the Company and the Subsidiaries, either directly with the issuer or with a broker or dealer (including any affiliated broker or dealer);

(xxiii)     handling and resolving on behalf of the Company and/or the Subsidiaries all claims, disputes or controversies (including all litigation, arbitration, settlement or other proceedings or negotiations) in which the Company and/or the Subsidiaries may be involved or to which they may be subject arising out of their day-to-day operations (other than with the Manager or its Affiliates), subject to such limitations or parameters as may be imposed from time to time by the Board of Directors;

(xxiv)    using commercially reasonable efforts to cause expenses incurred by the Company and the Subsidiaries or on their behalf to be commercially reasonable or commercially customary and within any budgeted parameters or expense guidelines set by the Board of Directors from time to time;

(xxv)     advising the Company and the Subsidiaries with respect to (A) long-term financing vehicles for Investments and (B) the offering and selling of securities publicly or privately in connection with any such structured financing;

(xxvi)     serving as the Company’s and the Subsidiaries’ consultant with respect to decisions regarding any financings, hedging activities or borrowings undertaken by the Company and the Subsidiaries, including (A) assisting the Company and the Subsidiaries in developing criteria for debt and equity financing that are specifically tailored to their investment objectives, and (B) advising the Company and the Subsidiaries with respect to obtaining appropriate financing for the Investments;

(xxvii)    providing the Company and the Subsidiaries with portfolio management services and monitoring services as described below;

(xxviii)     arranging marketing materials, advertising, industry group activities (such as conference participations and industry organization memberships) and other promotional efforts designed to promote the Company’s and the Subsidiaries’ business;

(xxix)       performing such other services as may be required from time to time for the management of, and other activities relating to, the assets and business of the Company and the Subsidiaries as the Board of Directors shall reasonably request or as the Manager shall deem appropriate under the particular circumstances; and

(xxx)        using commercially reasonable efforts to cause the Company and the Subsidiaries to comply with all applicable laws.

Without limiting the foregoing, the Manager will perform portfolio management services (the “Portfolio Management Services”) on behalf of the Company and the Subsidiaries with respect to the Investments. Such services will include, but not be limited to, consulting with the Company on the purchase and sale of, and other investment opportunities in connection with, the Investments; the collection of information and the submission of reports pertaining to the assets of the Company and the Subsidiaries, interest rates and general economic conditions; periodic review and evaluation of the performance of the Company’s and the Subsidiaries’ portfolio of assets; acting as a liaison between the Company and the Subsidiaries and banking, mortgage banking, investment banking and other parties with respect to the purchase, financing and disposition of assets; and other customary functions related to portfolio management. Additionally, the Manager will perform monitoring services (the “Monitoring Services”) on behalf of the Company and the Subsidiaries with respect to any activities provided by third parties. Such Monitoring Services will include, but not be limited to, negotiating servicing agreements; acting as a liaison between servicer providers of the assets and the Company and the Subsidiaries; reviewing servicers’ delinquency, foreclosure and other reports on assets; supervising claims filed under and insurance policies; and enforcing the obligation of any servicer to repurchase assets.

(c)          For the period and on the terms and conditions set forth in this Agreement, the Company and each of the Subsidiaries hereby constitutes, appoints and authorizes the Manager as its true and lawful agent and attorney-in-fact, in its name, place and stead, to negotiate, execute and deliver and enter into such finance agreements and arrangements and securities repurchase and reverse repurchase agreements and arrangements, brokerage agreements, interest rate swap agreements, “to be announced” forward contracts, agreements relating to borrowings under programs established by the U.S. Government and/or any agencies thereunder and such other agreements, instruments and authorizations on their behalf, on such terms and conditions as the Manager, acting in its sole and absolute discretion, deems necessary or appropriate. This power of attorney is deemed to be coupled with an interest.

(d)          The Manager may enter into agreements with other parties, including its Affiliates, for the purpose of engaging one or more parties for and on behalf, and except as otherwise agreed, at the sole cost and expense, of the Company and the Subsidiaries, to provide credit analysis, risk management services, asset management and/or other services to the Company and the Subsidiaries (including, without limitation Portfolio Management Services and Monitoring Services) pursuant to the agreement(s) with terms that are then customary for agreements regarding the provision of services to companies that have assets similar in type, quality and value to the assets of the Company and the Subsidiaries; provided that (i) any such agreements entered into with Affiliates of the Manager shall be (A) on terms no more favorable to such Affiliate than would be obtained from an independent third party on an arm’s length basis and (B) approved by a majority of the Independent Directors, (ii) any such agreements entered into with parties other than Affiliates of the Manager shall be approved by a majority of the Independent Directors, and (iii) the Manager shall remain liable for the performance of such Portfolio Management Services and Monitoring Services.

(e)          To the extent that the Manager deems necessary or advisable, the Manager may, from time to time, propose to retain one or more additional entities for the provision of sub-advisory services to the Manager in order to enable the Manager to provide the services to the Company and the Subsidiaries specified by this Agreement; provided that any such agreement (i) shall be on terms and conditions substantially identical to the terms and conditions of this Agreement or otherwise not adverse to the Company and the Subsidiaries, (ii) shall not result in an increased Base Management Fee or additional expenses payable hereunder, and (iii) shall be approved by a majority of the Independent Directors of the Company.

(f)          The Manager may retain, for and on behalf and, at the sole cost and expense of the Company and the Subsidiaries, such services of accountants, legal counsel, appraisers, insurers, brokers, transfer agents, registrars, investment banks, financial advisors, due diligence firms, banks and other lenders and others as the Manager deems necessary or advisable in connection with the management and operations of the Company and the Subsidiaries. Notwithstanding anything contained herein to the contrary, the Manager shall have the right to cause any such services to be rendered by its employees or Affiliates. Except as otherwise provided herein, the Company and the Subsidiaries shall pay or reimburse the Manager or its Affiliates performing such services for the cost thereof; provided that such costs and reimbursements are (A) no greater than those which would be payable to outside professional or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis and (B) approved by a majority of the Independent Directors.

(g)          As frequently as the Manager may deem necessary or advisable, or at the direction of the Company’s Board of Directors, the Manager shall, at the sole cost and expense of the Company and the Subsidiaries, prepare, or cause to be prepared, with respect to any Investment, reports and other information reasonably requested by the Company.

(h)          The Manager shall prepare, or cause to be prepared, at the sole cost and expense of the Company and the Subsidiaries, all reports, financial or otherwise, with respect to the Company and the Subsidiaries reasonably required by the Company’s Board of Directors in order for the Company or the Subsidiaries to comply with their Governing Instruments or any other materials required to be filed with any governmental body or agency, including but not limited to, the SEC, and shall prepare, or cause to be prepared, all materials and data necessary to complete such reports and other materials including, without limitation, an annual audit of the Company’s and the Subsidiaries’ books of account by a nationally recognized independent registered public accounting firm.

(i)          The Manager shall prepare regular reports for the Board of Directors to enable the Board of Directors to review the Company’s and the Subsidiaries’ acquisitions, portfolio composition and characteristics, credit quality, performance and compliance with the Investment Guidelines and other policies approved by the Board of Directors.

(j)          If requested by the Company or the Subsidiaries, the Manager shall provide such internal audit, compliance and control services as may be required for the Company and the Subsidiaries to comply with applicable law (including the Securities Act and the Exchange Act), regulation (including SEC regulations) and the rules and requirements of the NYSE or such other securities exchange on which the Common Stock may be listed and as otherwise reasonably requested by the Board of Directors from time to time.

(k)          The Manager shall establish an Investment Committee (the “Investment Committee”) that will oversee, advise and consult with respect to the Company’s investment strategy, acquisition of Investments, sourcing, financing and leveraging strategies and compliance with the Investment Guidelines. The Investment Committee will meet periodically, as many times as necessary but no less than once every quarter, to discuss investment opportunities. The Investment Committee will periodically review the Company’s investment portfolio and its compliance with the Investment Guidelines, and provide the Board of Directors an investment report at the end of each quarter in conjunction with its review of the quarterly results of the Company.

(l)          Notwithstanding anything contained in this Agreement to the contrary, except to the extent that the payment of additional money is proven by the Company to have been required as a direct result of the Manager’s acts or omissions which result in the right of the Company and the Subsidiaries to terminate the Agreement pursuant to Section 14 of this Agreement, the Manager shall not be required to expend money (“Excess Funds”) in connection with any expenses that are required to be paid for or reimbursed by the Company and the Subsidiaries pursuant to Section 10 in excess of that contained in any applicable Company Account or otherwise made available by the Company and the Subsidiaries to be expended by the Manager hereunder. Failure of the Manager to spend Excess Funds out-of-pocket shall not give rise or be a contributing factor to the right of the Company under Section 13(a) of this Agreement to terminate this Agreement due to the Manager’s unsatisfactory performance.

(m)          In performing its duties under this Section 2, the Manager shall be entitled to rely reasonably on qualified experts and professionals (including, without limitation, accountants, legal counsel and other service providers) hired by the Manager at the Company’s and the Subsidiaries’ sole cost and expense.

Section 3. Devotion of Time; Additional Activities.

(a)          The Manager and its Affiliates will provide the Company and the Subsidiaries with a management team, including a chief executive officer and chief financial officer or similar positions, along with appropriate support personnel, to provide the management services to be provided by the Manager to the Company and the Subsidiaries hereunder, the members of which team shall devote such portion of their time to the management of the Company and the Subsidiaries as is necessary and appropriate to enable the Company and the Subsidiaries to operates its business, commensurate with the Company’s and the Subsidiaries’ level of activity. The Manager shall provide reasonable access to their respective investment professionals in order to support the day-to-day operations of the Company and the Subsidiaries. Notwithstanding anything to the contrary herein, for so long as the Manager is managing the Company pursuant to this Agreement, neither it nor any of its Affiliates will sponsor or manage any other U.S. publicly traded REIT.

(b)          Managers, partners, officers, employees, personnel and agents of the Manager or Affiliates of the Manager may serve as directors, officers, employees, partners, personnel, agents, nominees or signatories for the Company and the Subsidiaries to the extent permitted by their Governing Instruments or by any resolutions duly adopted by the Board of Directors pursuant to the Company’s Governing Instruments. When executing documents or otherwise acting in such capacities for the Company and the Subsidiaries, such persons shall use their respective titles in the Company and the Subsidiaries.

(c)          Subject to Section 2(d), the Manager is authorized, for and on behalf, and at the sole cost and expense of the Company to employ securities dealers for the purchase and sale of Investments as the Manager deems necessary or appropriate, in its sole discretion.

(d)          The Company (including the Board of Directors) agrees to take, or cause to be taken, all actions reasonably required to permit and enable the Manager to carry out its duties and obligations under this Agreement, including, without limitation, all steps reasonably necessary to allow the Manager to file any registration statement on behalf of the Company and the Subsidiaries in a timely manner or to deliver any financial statements or other reports with respect to the Company and the Subsidiaries.

Section 4. Agency. The Manager shall act as agent of the Company and the Subsidiaries in making, acquiring, financing and disposing of Investments, disbursing and collecting the funds of the Company and the Subsidiaries, paying the debts and fulfilling the obligations of the Company and the Subsidiaries, supervising the performance of professionals engaged by or on behalf of the Company and the Subsidiaries and handling, prosecuting and settling any claims of or against the Company and the Subsidiaries, the Board of Directors, holders of the Company’s and the Subsidiaries’ securities or representatives or assets of the Company and the Subsidiaries.

Section 5. Bank Accounts. At the direction of the Board of Directors, the Manager may establish and maintain as an agent on behalf of the Company of the Subsidiaries one or more bank accounts in the name of the Company or the Subsidiaries, the Operating Company or any subsidiary (any such account, a “Company Account”), and may collect and deposit funds into any such Company Account or Company Accounts, and disburse funds from any such Company Account, under such terms and conditions as the Board of Directors may approve and the Manager shall from time to time render appropriate accountings of such collections and payments to the Board of Directors and, upon request, to the auditors of the Company or any Subsidiaries.

Section 6. Records; Confidentiality.

(a)          The Manager shall maintain appropriate books of accounts and records relating to services performed under this Agreement, and such books of account and records shall be accessible for inspection by representatives of the Company and the Subsidiaries at any time during normal business hours.

(b)          The Manager shall keep confidential any and all information obtained in connection with the services rendered under this Agreement and shall not disclose any such information (or use the same except in furtherance of its duties under this Agreement) to unaffiliated third parties, except: (i) with the prior written consent of the Board of Directors; (ii) to legal counsel, accountants and other professional advisors; (iii) to appraisers, financing sources and others in the ordinary course of the Company’s business; (iv) to governmental officials having jurisdiction over the Company or the Subsidiaries; (v) in connection with any governmental or regulatory filings of the Company or the Subsidiaries, or disclosure or presentations to Company investors; (vi) as required by law or legal process to which the Manager or any Person to whom disclosure is permitted hereunder is a party; or (vii) to the extent such information is otherwise publicly available through the actions of a Person other than the Manager not resulting from the Manager’s violation of this Section 6. The provisions of this Section 6(b) shall survive the expiration or earlier termination of this Agreement for a period of one year.

Section 7. Obligations of Manager; Restrictions.

(a)          The Manager shall require each seller or transferor of Investments to the Company and the Subsidiaries to make such representations and warranties regarding such assets as may, in the judgment of the Manager, be necessary and appropriate. In addition, the Manager shall take such other action as it deems necessary or appropriate with regard to the protection of the Investments.

(b)          The Manager shall refrain from any action that, in its sole judgment made in good faith:

(i)          is not in compliance with the Investment Guidelines;

(ii)         would adversely and materially affect the qualification of the Company as a REIT under the Code;

(iii)        would adversely and materially affect the Company’s or any Subsidiary’s status as an entity intended to be exempted or excluded from investment company status under the Investment Company Act; or

(iv)        would violate any law, rule or regulation of any governmental body or agency having jurisdiction over the Company or any Subsidiary or that would otherwise not be permitted by the Company’s Governing Instruments, code of conduct, or other compliance or governance policies and procedures.

If the Manager is ordered to take any such action by the Board of Directors, the Manager shall promptly notify the Board of Directors of the Manager’s judgment that such action would adversely and materially affect such status or violate any such law, rule or regulation or the Company’s Governing Instruments. Notwithstanding the foregoing, the Manager and its officers, directors, members, managers and employees shall not be liable to the Company or any Subsidiary or to any director or stockholder of the Company or any Subsidiary for acts or omissions performed in accordance with and pursuant to this Agreement, except as provided in Section 12 of this Agreement.

(c)          The Board of Directors shall periodically review the Investment Guidelines and the Company’s portfolio of Investments, but will not review each proposed investment, except as provided in the Investment Guidelines. If a majority of the Independent Directors determine in their periodic review of transactions that a particular transaction does not comply with the Investment Guidelines, then a majority of the Independent Directors will consider what corrective action, if any, can be taken. The Manager shall be permitted to rely upon the direction of the Secretary of the Company to evidence the approval of the Board of Directors or the Independent Directors with respect to a proposed investment.

(d)          The Manager agrees to be bound by all policies and procedures, including the Company’s code of conduct and other compliance and governance policies and procedures, applicable to the Manager and its officers, directors, members, managers and employees that are adopted by the Board of Directors from time to time, including those required under the Exchange Act, the Securities Act, or by the NYSE, and to take, or cause to be taken, all actions reasonably required to cause its officers, directors, members, managers and employees, and any principals, officers or employees of its Affiliates who are involved in the business and affairs of the Company and the Subsidiaries, to be bound by such policies and procedures to the extent applicable to such persons.

(e)          The Manager shall at all times during the term of this Agreement maintain “errors and omissions” insurance coverage and other insurance coverage that is customarily carried by asset and investment managers performing functions similar to those of the Manager under this Agreement with respect to assets similar to the assets of the Company and the Subsidiaries, in an amount which is comparable to that customarily maintained by other managers or servicers of similar assets.

Section 8. Base Management Fee.

(a)          During the Initial Term and any Renewal Term, the Company shall pay the Manager the Base Management Fee quarterly in arrears, in cash. The Base Management Fee is payable independent of the performance of the Company or the Investments.

(b)          The Manager shall calculate each installment of the Base Management Fee within 30 days after the end of the fiscal quarter with respect to which such installment is payable. A copy of such calculation made by the Manager shall thereafter promptly be delivered to the Board of Directors and, upon such delivery, payment of such installment of the Base Management Fee shown therein shall, subject in any event to Section 13(a) of this Agreement, be due and payable in cash no later than the date which is five Business Days after the date of delivery to the Board of Directors of the written statement of the Manager setting forth the computation of the management fee for such quarter.

(c)          The Base Management Fee is subject to adjustment pursuant to and in accordance with the provisions of Section 13(a) of this Agreement.

Section 9. Incentive Fee.

The Incentive Fee shall be payable in arrears, in cash, with respect to each fiscal quarter. The Manager shall calculate each quarterly installment of the Incentive Fee within 45 days after the end of the fiscal quarter with respect to which such installment is payable and promptly deliver such calculation to the Board of Directors and, upon such delivery, payment of such installment of the Incentive Fee shown therein shall, subject in any event to Section 13(a) of this Agreement, be due and payable no later than the date which is five Business Days after the date of delivery to the Board of Directors of such calculation.

Section 10. Expenses of the Company.

(a)          The Company and the Subsidiaries shall pay all of the expenses of the Company and the Subsidiaries and shall reimburse the Manager for documented expenses of the Manager incurred on behalf of the Company and the Subsidiaries (collectively, the “Expenses”) excepting only those expenses that are specifically the responsibility of the Manager pursuant to Section 2 of this Agreement. Such costs and reimbursements shall not be in amounts greater than those which would be payable to outside professionals or consultants engaged to perform such services pursuant to agreements negotiated on an arm’s length basis. Without limiting the generality of the foregoing, it is specifically agreed that the following costs and expenses of the Company and the Subsidiaries shall be paid by the Company and the Subsidiaries and shall not be paid by the Manager or Affiliates of the Manager:

(i)          expenses in connection with the issuance and transaction costs incident to the origination, acquisition, disposition and financing of Investments;

(ii)         the costs of legal, financial, tax, accounting, servicing, due diligence consulting, auditing and other similar services rendered for the Company and the Subsidiaries by providers retained by the Manager;

(iii)        the compensation and expenses of the Company’s directors;

(iv)         the compensation expense for employees of the Manager, other than the Manager’s chief executive officer and chief financial officer;

(v)         the cost of liability insurance to indemnify the Company’s directors and officers and the Company’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premium;

(vi)        costs associated with the establishment and maintenance of any of the Company’s and the Subsidiaries’ secured funding facilities, other financing arrangements, or other indebtedness of the Company and the Subsidiaries (including commitment fees, accounting fees, legal fees, closing and other similar costs) or any of the Company’s or the Subsidiaries’ securities offerings;

(vii)       expenses connected with communications to holders of the Company’s and the Subsidiaries’ securities and other bookkeeping and clerical work necessary in maintaining relations with holders of such securities and in complying with the continuous reporting and other requirements of governmental bodies or agencies, including all costs of preparing and filing required reports with the SEC, the costs payable by the Company and the Subsidiaries to any transfer agent and registrar in connection with the listing and/or trading of the Company’s or the Subsidiaries’ securities on any exchange, the fees payable by the Company and the Subsidiaries to any such exchange in connection with its listing, costs of preparing, printing and mailing the Company’s annual report to the Company stockholders and proxy materials with respect to any meeting of the Company’s stockholders;

(viii)      costs associated with any computer software or hardware, electronic equipment or purchased information technology services from third-party vendors that is used for the Company;

(ix)         expenses incurred by managers, officers, personnel and agents of the Manager for travel on the Company’s or any Subsidiary’s behalf and other out-of-pocket expenses incurred by managers, officers, personnel and agents of the Manager in connection with the purchase, financing, refinancing, sale or other disposition of an investment or establishment and maintenance of any of the Company’s or the Subsidiaries’ securitizations or any of the Company’s or the Subsidiaries’ securities offerings;

(x)          costs and expenses incurred with respect to market information systems and publications, research publications and materials, and settlement, clearing and custodial fees and expenses;

(xi)         compensation and expenses of the Company’s or any Subsidiaries’ custodian and transfer agent, if any;

(xii)        the costs of maintaining compliance with all federal, state and local rules and regulations or any other regulatory agency;

(xiii)       all federal, state and local taxes and license fees;

(xiv)      all insurance costs incurred in connection with the operation of the Company’s and the Subsidiaries’ business, except for the costs attributable to the insurance that the Manager elects to carry for itself or its personnel;

(xv)       costs and expenses incurred in contracting with third parties for or on behalf of the Company;

(xvi)      all other costs and expenses relating to the Company’s and the Subsidiaries’ business and investment operations, including the costs and expenses of originating, acquiring, owning, protecting, maintaining, developing and disposing of investments, including appraisal, reporting, audit and legal fees;

(xvii)     expenses (including rent, telephone, printing, mailing, utilities, office furniture, equipment, machinery and other office, internal and overhead expenses) relating to any office(s) or office properties, including disaster backup recovery sites and properties, incurred by the Manager;

(xviii)    expenses connected with the payments of interest, dividends or distributions in cash or any other form authorized or caused to be made by the Board of Directors to or on account of holders of the Company’s securities, including in connection with any dividend reinvestment plan;

(xix)       any judgment or settlement of pending or threatened proceedings (whether civil, criminal or otherwise) against the Company or any Subsidiary, or against any trustee, director, partner, member or officer of the Company or any Subsidiary, or in his or her capacity as such for which the Company or any Subsidiary is required to indemnify such trustee, director, partner, member or officer by any court or governmental agency; and

(xx)        all other expenses actually incurred by the Manager (except as described below) which are reasonably necessary for the performance by the Manager of its duties and functions under this Agreement.

(b)          The Manager may, at its option, elect not to seek reimbursement for certain expenses during a given quarterly period, which determination shall not be deemed to construe a waiver of reimbursement for similar expenses in future periods. The Company will reimburse the Manager for all organizational, formation and offering costs it incurred on behalf of the Company in connection with the Initial Public Offering.

Section 11. Calculations of Expenses. The Manager shall prepare a statement documenting the Expenses during each fiscal quarter, and shall deliver such statement to the Company within 30 days after the end of each fiscal quarter. Expenses shall be reimbursed by the Company and the Subsidiaries to the Manager no later than the 15th Business Day immediately following the date of delivery of such statement; provided, however, that such reimbursements may be offset by the Manager against amounts due to the Company or the Subsidiaries. The provisions of this Section 11 shall survive the expiration or earlier termination of this Agreement.

Section 12. Limits of the Manager’s Responsibility; Indemnification.

(a)          The Manager assumes no responsibility under this Agreement other than to render the services called for under this Agreement in good faith and shall not be responsible for any action of the Board of Directors in following or declining to follow any advice or recommendations of the Manager, including as set forth in Section 7(b) of this Agreement. The Manager and its officers, employees, members and managers (each a “Covered Person”) will not be liable to the Company or any Subsidiary, the Board of Directors, or the Company’s or any Subsidiary’s stockholders or partners for any acts or omissions by any such Covered Person performed in accordance with and pursuant to this Agreement, except by reason of acts or omissions constituting bad faith, willful misconduct, gross negligence or reckless disregard of the Manager’s duties under this Agreement. The Manager will maintain reasonable and customary insurance coverages.

(b)          The Company to the full extent permitted by law shall indemnify and hold harmless each Covered Person from and against with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of the Manager and the officers, employees, members and managers of the Manager, performed in good faith under this Agreement and not constituting bad faith, willful misconduct, gross negligence, or reckless disregard of their respective duties under this Agreement.

(c)          The Manager to the full extent permitted by law shall indemnify and hold harmless the Company and the Subsidiaries and each of the directors, officers and stockholders of the Company and the Subsidiaries with respect to all expenses, losses, damages, liabilities, demands, charges and claims in respect of or arising from any acts or omissions of the Manager constituting bad faith, willful misconduct, gross negligence or reckless disregard of its duties under this Agreement or any claims by the Manager’s employees relating to the terms and conditions of their employment by the Manager.

(d)          The provisions of this Section 12 shall survive the expiration or earlier termination of this Agreement.

Section 13. Term; Termination.

(a)          Unless this Agreement is terminated earlier for cause in accordance with Section 14 below, this Agreement shall be in effect until March 31, 2020 (the “Initial Term”) and shall be automatically renewed for a one-year term each anniversary date thereafter (a “Renewal Term”) for a maximum of three one-year terms, unless previously terminated as provided below. Following the Initial Term, this Agreement may be terminated annually upon the affirmative vote of at least two-thirds of the Independent Directors based on a determination that (i) there has been unsatisfactory performance by the Manager that is materially detrimental to the Company and the Subsidiaries taken as a whole or (ii) the compensation payable to the Manager is unfair to the Company and the Subsidiaries; provided that the Company shall not have the right to terminate this Agreement under clause (ii) above if the Manager agrees to continue to provide the services under this Agreement at a reduced fee that at least two-thirds of the Independent Directors determines to be fair pursuant to the procedure set forth below. If the Company elects not to renew this Agreement at the expiration of the Initial Term or any Renewal Term as set forth above, the Company shall deliver to the Manager prior written notice (the “Termination Notice”) of the Company’s intention not to renew this Agreement based upon the terms set forth in this Section 13(a) not less than 180 days prior to the expiration of the then existing term. If the Company so elects not to renew this Agreement, the Company shall designate the date (the “Effective Termination Date”), not less than 180 days from the date of the notice, on which the Manager shall cease to provide services under this Agreement, and this Agreement shall terminate on such date; provided, however, that in the event that such Termination Notice is given in connection with a determination that the compensation payable to the Manager is unfair, the Manager shall have the right to renegotiate such compensation by delivering to the Company, no fewer than 45 days prior to the prospective Effective Termination Date, written notice (any such notice, a “Notice of Proposal to Negotiate”) of its intention to renegotiate its compensation under this Agreement. Thereupon, the Company (represented by the Independent Directors) and the Manager shall endeavor to negotiate in good faith the revised compensation payable to the Manager under this Agreement. Provided that the Manager and at least two-thirds of the Independent Directors agree to the terms of the revised compensation to be payable to the Manager within 45 days following the receipt of the Notice of Proposal to Negotiate, the Termination Notice shall be deemed of no force and effect and this Agreement shall continue in full force and effect on the terms stated in this Agreement, except that the compensation payable to the Manager hereunder shall be the revised compensation then agreed upon by the parties to this Agreement. The Company and the Manager agree to execute and deliver an amendment to this Agreement setting forth such revised compensation promptly upon reaching an agreement regarding same. In the event that the Company and the Manager are unable to agree to the terms of the revised compensation to be payable to the Manager during such 45-day period, this Agreement shall terminate, such termination to be effective on the date which is the later of (A) 10 days following the end of such 45-day period and (B) the Effective Termination Date originally set forth in the Termination Notice. Notwithstanding anything in this paragraph (a) or this Agreement to the contrary, termination of this Agreement shall only occur for the reasons set forth in the second sentence of this paragraph (a) and in Section 14. The parties agree that currently, and since the initial effective date of this Agreement, it is and has been the intention of the parties that if the Agreement is not terminated in the manner set forth in paragraph (a) above or Section 14, then the Company and the Manager (or the equity owners of the Manager) shall effect an Internalization Transaction pursuant to Section 17, whether at the end of the Initial Term or any Renewal Term.

(b)          In recognition of the upfront effort required by the Manager to structure and acquire the assets of the Company and the Subsidiaries and the commitment of resources by the Manager, in the event that this Agreement is terminated in accordance with the provisions of Section 13(a) or Section 14(b) of this Agreement, the Company shall pay to the Manager, on the date on which such termination is effective, a termination fee (the “Termination Fee”) equal to the greater of (i) three times the sum of the average annual Base Management Fee and Incentive Fee earned by the Manager during the 24-month period prior to such termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination, or (ii) the Internalization Price (as defined in Section 17(e) below, without regard to clause (B) in the definition of Internalization Price set forth in Section 17(e)). Any Termination Fee will be payable by the Operating Company in cash. The obligation of the Company to pay the Termination Fee shall survive the termination of this Agreement.

(c)          No later than 180 days prior to the expiration of the Initial Term or Renewal Term, the Manager may deliver written notice to the Company informing it of the Manager’s intention to decline to renew this Agreement, whereupon this Agreement shall not be renewed and extended and this Agreement shall terminate effective on the anniversary date of this Agreement next following the delivery of such notice. The Company shall not be required to pay the Termination Fee to the Manager if the Manager terminates this Agreement pursuant to this Section 13(c).

Section 14. Termination for Cause.

(a)          The Company may terminate this Agreement at any time, including during the Initial Term, upon at least 30 days’ prior written notice of termination from the Board of Directors to the Manager, without payment of any Termination Fee, if:

(i)          the Manager breaches this Agreement in any material respect and such breach shall continue for a period of 30 days after written notice thereof specifying such breach and requesting that the same be remedied in such 30-day period;

(ii)         there is a commencement of any proceeding relating to the Bankruptcy or insolvency of the Manager, including an order for relief in an involuntary Bankruptcy case or the authorization or filing by the Manager of a voluntary Bankruptcy petition;

(iii)        there is a Manager Change of Control and a majority of the Independent Directors reasonably determines that such Manager Change of Control is materially detrimental to the Company;

(iv)        the Manager engages in any act of bad faith, willful misconduct, fraud, misappropriation of funds, or embezzlement against the Company or any Subsidiary;

(v)         there is an act or omission that constitutes gross negligence on the part of the Manager in the performance of its duties under this Agreement;

(vi)        there is a dissolution of the Manager;

(vii)       the Manager fails to provide adequate or appropriate personnel that are reasonably necessary for the Manager to identify investment opportunities for the Company and the Subsidiaries and to manage and develop the Company’s and the Subsidiaries’ investment portfolios, if such default continues uncured for a period of 60 days after written notice thereof, which notice must contain a request that the same be remedied;

(viii)      the Manager is convicted (including a plea of nolo contendere) of a felony; or

(ix)         Both Dean Jernigan and John Good are no longer senior executive officers of the Manager or the Company during the term of the Agreement or, in the event of an assignment of this Agreement to an Affiliate of the Manager pursuant to Section 16 of this Agreement, of the Affiliate, other than by reason of death or disability.

(b)          The Manager may terminate this Agreement effective upon 60 days’ prior written notice of termination to the Company in the event that the Company shall default in the performance or observance of any material term, condition or covenant contained in this Agreement and such default shall continue for a period of 30 days after written notice thereof specifying such default and requesting that the same be remedied in such 30-day period (or 60 days after written notice of such breach if the Company takes steps to cure such breach within 30 days of the written notice). The Company is required to pay to the Manager the Termination Fee if the termination of this Agreement is made pursuant to this Section 14(b).

(c)          The Manager may terminate this Agreement in the event the Company becomes regulated as an “investment company” under the Investment Company Act, with such termination deemed to have occurred immediately prior to such event. If the Manager terminates this Agreement pursuant to this Section 14(c), the Company shall not be required to pay the Termination Fee.

Section 15. Survival; Action Upon Termination. From and after the effective date of termination of this Agreement, pursuant to Sections 13 or 14 of this Agreement, the Manager shall not be entitled to compensation for further services under this Agreement, but shall be paid all compensation accruing to the date of termination and, if terminated pursuant to Section 13(a) or 14(b), the applicable Termination Fee. Upon such termination, the Manager shall forthwith:

(i)          after deducting any accrued compensation and reimbursement for Expenses to which it is then entitled, pay over to the Company all money collected and held for the account of the Company pursuant to this Agreement;

(ii)         deliver to the Board of Directors a full accounting, including a statement showing all payments collected by it and a statement of all money held by it, covering the period following the date of the last accounting furnished to the Board of Directors with respect to the Company; and

(iii)        deliver to the Board of Directors all property and documents of the Company or any subsidiary then in the custody of the Manager.

Sections 6, 10, 11, 12, 13, 14, 15 and 25 shall survive the termination of this Agreement.

Section 16. Assignment. Subject to Section 14(a), the Manager may assign the agreement in its entirety or delegate certain of its duties under the Agreement to any of its Affiliates without the approval of the Independent Directors; provided that any such assignment or delegation does not require the approval of the Independent Directors under the Investment Company Act. Any other assignment by the Manager must be consented to in writing by the Company with the approval of a majority of the Independent Directors. Any permitted assignment shall bind the assignee under this Agreement in the same manner as the Manager is bound, and the Manager shall be liable to the Company for all errors or omissions of the assignee under any such assignment. In addition, the assignee shall execute and deliver to the Company a counterpart of this Agreement naming such assignee as Manager. This Agreement shall not be assigned by the Company without the prior written consent of the Manager, except in the case of assignment by the Company to another REIT or other organization which is a successor (by merger, consolidation, purchase of assets, or other transaction) to the Company, in which case such successor organization shall be bound under this Agreement and by the terms of such assignment in the same manner as the Company is bound under this Agreement.

Section 17. Internalization of the Manager.

(a)          No later than 180 days prior to the end of the Initial Term, the Manager shall provide the Company with an offer for an Internalization Transaction with the Operating Company on such terms and conditions included in a written offer provided by the Manager. The offer price will be based on the following financial framework: the lesser of the two amounts determined pursuant to the Internalization Formulas. Upon receipt of the Manager’s initial Internalization Transaction offer, a special committee consisting solely of the Company’s independent directors may accept the Manager’s proposal or submit a counter offer to the Manager. If the Company and the Manager agree upon an Internalization Price pursuant to this Section 17(a), the Company shall seek satisfaction of the conditions set forth in Section 17(c).

(b)          If an Internalization Transaction is not consummated pursuant to Section 17(a), the Manager will annually submit to the Company a new offer for an Internalization Transaction with the Operating Company, with an Internalization Price based on the financial framework set forth in Section 17(a), not later than 180 days prior to the end of any Renewal Term until termination of this Agreement. The special committee of the Company’s board of directors and the Manager will follow the same process set forth in Section 17(a) with respect to each Internalization Transaction offer by the Manager. If the Company and the Manager agree upon an Internalization Price pursuant to this Section 17(b), the Company shall seek satisfaction of the conditions set forth in Section 17(c). Notwithstanding the foregoing or any other provision in this Agreement to the contrary, if an Internalization Transaction has not been consummated in the manner set forth in this Section 17 prior to the end of the last Renewal Term of this Agreement, then on the last day of the last Renewal Term, the Manager and the Company shall consummate an Internalization Transaction effective as of the last day of the last Renewal Term. In the event an Internalization Transaction is consummated, at the time of consummation of such Internalization Transaction, all assets of the Manager shall be conveyed to and acquired by the Company in exchange for the Internalization Price, computed in accordance with paragraph (e) below and payable pursuant to paragraph (d) below, all employees of the Manager shall become employees of the Company, the Company shall succeed to all customer and other relationships then possessed by the Manager and the Manager shall discontinue all business activities. The parties expressly agree that an Internalization Transaction that is effected at the end of the last Renewal Term of this Agreement shall not be subject to the conditions of paragraph (c) below and shall be in lieu of any termination of this Agreement and the payment of any Termination Fee, it being the express intention of the parties that no Termination Fee shall be payable in the event of expiration of this Agreement at the end of its final Renewal Term and, instead, the Company shall acquire the business of the Manager at that time for the Internalization Price determined in accordance with Section 17(e) of this Agreement. The parties mutually agree to execute such additional agreements, documents and instruments as may be reasonably required to effect the Internalization Transaction and convey the Manager’s assets (or the equity interests in the Manager) to the Company.

(c)          Consummation of any Internalization Transaction agreed to between the Company and the Manager is conditioned upon the satisfaction of the following conditions:

(i)          The Company’s receipt of a fairness opinion from a nationally-recognized investment banking firm to the effect that the consideration to be paid by the Company (or the Operating Company) for the assets and equity of the Manager is fair, from a financial point of view, to holders of the Common Stock who are not affiliated with the Manager or its Affiliates;

(ii)         The approval of the acquisition by a special committee of the Company’s Board of Directors comprised solely of Independent Directors; and

(iii)        The approval of Company stockholders holding a majority of the votes cast on such Internalization proposal at a meeting of stockholders duly called and at which a quorum is present.

(d)          The Internalization Price paid to the Manager in any Internalization Transaction will be payable by the Operating Company in the number of OC Units equal to the agreed upon Internalization Price, divided by the volume-weighted average of the closing market price of the Common Stock for the ten consecutive trading days immediately preceding the date with respect to which value must be determined; provided, however, that if the Company’s Common Stock is not traded on a national securities exchange at the time of closing of any such Internalization Transaction, then the number of OC Units shall be determined by agreement between the Board of Directors and the Manager or, in the absence of such agreement, the Internalization Price shall be paid in cash.

(e)          Upon any Internalization pursuant to this Section 17, the Manager shall not be entitled to the receipt of any Termination Fee. The “Internalization Price” for purposes of Section 13(b), shall be determined as follows: (A) if an Internalization Transaction occurs prior to the end of the last Renewal Term, the Internalization Price shall be the lesser of the prices determined pursuant to the Internalization Formulas, subject to the Board of Directors’ discretion; and (B) if an Internalization Transaction occurs automatically at the end of the last Renewal Term pursuant to Section 17(b), the Internalization Price shall be equal to the Termination Fee computed pursuant to Section 13(b), with no Board of Directors’ discretion to change such Internalization Price and no conditions being applicable to the payment thereof.

Section 18. Release of Money or Other Property Upon Written Request. The Manager agrees that any money or other property of the Company or any Subsidiary held by the Manager under this Agreement shall be held by the Manager as custodian for the Company or such Subsidiary, and the Manager’s records shall be appropriately marked clearly to reflect the ownership of such money or other property by the Company or such Subsidiary. Upon the receipt by the Manager of a written request signed by a duly authorized officer of the Company or any Subsidiary requesting the Manager to release to the Company or such Subsidiary any money or other property then held by the Manager for the account of the Company or such Subsidiary under this Agreement, the Manager shall release such money or other property to the Company or such Subsidiary within a reasonable period of time, but in no event later than 30 days following such request. The Manager shall not be liable to the Company, any Subsidiary, the Independent Directors, or the Company’s or Subsidiary’s stockholders or partners for any acts performed or omissions to act by the Company or any Subsidiary in connection with the money or other property released to the Company or Subsidiary in accordance with the second sentence of this Section 18. The Company and any such Subsidiary shall indemnify the Manager and its officers, directors, personnel, managers, and officers against any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever, which arise in connection with the Manager’s release of such money or other property to the Company or Subsidiary in accordance with the terms of this Section 18. Indemnification pursuant to this provision shall be in addition to any right of the Manager to indemnification under Section 12 of this Agreement.

Section 19. Representations and Warranties.

(a)          The Company hereby makes the following representations and warranties to the Manager, all of which shall survive the execution and delivery of this Agreement:

(i)          Each of the Company and the Operating Company is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland or the State of Delaware, as applicable, and each is qualified to do business and in good standing in Maryland or Delaware, as applicable. Each of the Company and the Operating Company has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder.

(ii)         The execution, delivery, and performance of this Agreement by each of the Company and the Operating Company have been duly authorized by all necessary action on the part of the Company and the Operating Company, respectively.

(iii)        This Agreement constitutes a legal, valid, and binding agreement of each of the Company and the Operating Company, enforceable against each of the Company and the Operating Company in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

(b)          The Manager hereby makes the following representations and warranties to the Company and the Operating Company, all of which shall survive the execution and delivery of this Agreement:

(i)          The Manager is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Florida and is qualified to do business and in good standing in Florida. The Manager has all power and authority required to execute and deliver this Agreement and to perform all its duties and obligations hereunder, subject only to its qualifying to do business and obtaining all requisite permits and licenses required as a result of or relating to the nature or location of any of the assets or properties of the Company (which it shall do promptly after being required to do so).

(ii)         The execution, delivery, and performance of this Agreement by the Manager have been duly authorized by all necessary action on the part of the Manager.

(iii)        This Agreement constitutes a legal, valid, and binding agreement of the Manager enforceable against the Manager in accordance with its terms, except as limited by Bankruptcy, insolvency, receivership and similar laws from time to time in effect and general principles of equity, including, without limitation, those relating to the availability of specific performance.

Section 20. Notice.

(a)          All notices, demands or requests provided for or permitted to be given pursuant to this Agreement must be in writing, to the following addresses:

If to the Company or the Operating Company:

Jernigan Capital, Inc.
6410 Poplar Avenue, Suite 650
Memphis, Tennessee 38119
Attention: William H. Mathieu

If to the Manager:

JCap Advisors, LLC
6410 Poplar Avenue, Suite 650
Memphis, Tennessee 38119
Attention: John A. Good

(b)          All notices, demands and requests to be sent to a party hereto pursuant to this Agreement shall be deemed to have been properly given or served if: (i) personally delivered, (ii) deposited for next day delivery by Federal Express, or other similar overnight courier services, addressed to such party, (iii) deposited in the United States mail, addressed to such party, prepaid and registered or certified with return receipt requested or (iv) transmitted via facsimile or other similar device to the attention of such party with appropriate evidence of receipt by or transmission to the recipient party.

(c)          All notices, demands and requests so given shall be deemed received: (i) when personally delivered, (ii) twenty-four hours after being deposited for next day delivery with an overnight courier, (iii) forty-eight hours after being deposited in the United States mail, or (iv) three hours after being transmitted via facsimile or otherwise transmitted and receipt has been confirmed.

Section 21. Binding Nature of Agreement; Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and permitted assigns as provided in this Agreement.

Section 22. Entire Agreement. This Agreement contains the entire agreement and understanding among the parties hereto with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter of this Agreement. The express terms of this Agreement control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms of this Agreement.

Section 23. Amendments. This Agreement may be amended or modified only by an agreement in writing signed by all parties hereto.

Section 24. No Implied Waivers; Remedies. No failure or delay on the part of any party in exercising any right, privilege, power, or remedy under this Agreement, and no course of dealing shall operate as a waiver of any such right, privilege, power or remedy; nor shall any single or partial exercise of any right, privilege, power or remedy under this Agreement preclude any other or further exercise of any such right, privilege, power or remedy or the exercise of any other right, privilege, power or remedy. No waiver shall be asserted against any party unless signed in writing by such party. The rights, privileges, powers and remedies available to the parties are cumulative and not exclusive of any other rights, privileges, powers or remedies provided by statute, at law, in equity or otherwise. Except as provided in this Agreement, no notice to or demand on any party in any case shall entitle such party to any other or further notice or demand in any similar or other circumstances or constitute a waiver of the right of the party giving such notice or making such demand to take any other or further action in any circumstances without notice or demand.

Section 25. Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HEREBY IRREVOCABLY AGREES THAT THE COURTS OF THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION IN CONNECTION WITH ANY ACTIONS OR PROCEEDINGS ARISING BETWEEN THE PARTIES UNDER THIS AGREEMENT. EACH OF THE PARTIES HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF SAID COURTS FOR ANY SUCH ACTION OR PROCEEDING. EACH OF THE PARTIES HEREBY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING IN SAID COURTS.

Section 26. Headings. The headings contained in this Agreement are for convenience only and shall not affect the construction or interpretation of any provisions of this Agreement.

Section 27. Severability. If any provision of the Agreement shall be held to be invalid, the remainder of the Agreement shall not be affected thereby.

Section 28. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts of this Agreement, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

JERNIGAN CAPITAL, INC., a Maryland corporation

By:		/s/ William C. Drummond
Name: William C. Drummond
Title: Chief Financial Officer

JERNIGAN CAPITAL OPERATING COMPANY, Llc, a Delaware limited liability company

By: Jernigan Capital, Inc., its managing member

	By:	/s/ William C. Drummond
Name: William C. Drummond
Title: Chief Financial Officer

JCAP ADVISORS, LLC a Florida limited liability company

By:		/s/ Dean Jernigan
Name: Dean Jernigan
Title: Chief Executive Officer

Exhibit A

•	No investment will be made that would cause the Company to fail to qualify as a REIT for U.S. federal income tax purposes.

•	No investment will be made that would cause the Company to register as an investment company under the Investment Company Act.

•	No more than 20% of the Company’s equity, determined as of the date of investment, will be invested in any single project and no more than 20% of the Company’s equity, determined as of the date of such investment, will be invested in projects controlled by a single borrower or group of affiliated borrowers that would form a consolidated group under GAAP; provided however, that this provision shall not apply to the initial portfolio set forth in the final prospectus for the Initial Public Offering).

•	Over time the Company’s average leverage should be between 25% and 35% of the fair value of its assets, but the Company may borrow up to 100% of the principal value of certain First Mortgage Loans (as defined in the final prospectus for the Initial Public Offering). During periods where the Company’s portfolio consists largely of Whole Loans (as defined in the final prospectus for the Initial Public Offering), the Company may borrow up to 65% of the principal of such loans pending tranching of such loans and sale of First Mortgage Loans resulting from such tranching.

•	The Company will maintain a portfolio of geographically diverse assets.

•	The Manager must seek approval of a majority of the Company’s Independent Directors before engaging in any transaction that falls outside of these guidelines.